CONDITIONAL GRANT OF STOCK

As a required condition of securing a loan for operating capital on behalf of NorthCut Refining, LLC for Three Million Five Hundred Thousand Dollars ($3,5000,000), Interline Resources Corporation will grant shares of Rule 144 stock to Mr. Robert Conte in accordance with the conditions and events hereinafter identified:

1.

This offer is made on October 21, 2008 and will cover an eighteen (18) month period ending April 21, 2010.

2.

If the daily closing price of Interline Resources Corporation stock does not equal or exceed One Dollar and Sixty Cents ($1.60) during any Thirty (30) Day consecutive period during the term of this offer, Interline Resources will Provide shares of Interline Rule 144 stock valued equivalent to the difference for 377,000 shares at One Dollar and Sixty Cents ($1.60) and the and average closing price for the six (6) month period between October 21, 2009 and April 21 2010 to Mr. Robert Conte.

3.

Prior to Interline Resources performing Item No. 2 above, Mr. Conte will provide to Interline Resources Corporation evidence in the form of stock transaction statements that prove the purchase on the open market of 377,000 shares of Interline Resources Corporation Stock at an average price of One Dollar and Sixty Cents ($1.60), such purchases having occurred prior to October 21. 2008.

4.

Request to exercise this offer must be made between April 22, 2010 and June 22, 2010

_/s/___________________________________

_10-21-2008____________

Michael R. Williams

Date

President and CEO

Interline Resources Corporation